Exhibit 99.1
FERRO CORPORATION ANNOUNCES CLOSING OF CONVERTIBLE NOTES OFFERING
AND EARLY ACCEPTANCE OF TENDER OFFER AND CONSENT
SOLICITATION FOR 9 1/8% SENIOR NOTES
CLEVELAND, Ohio — August 19, 2008 — Ferro Corporation (NYSE: FOE) (the “Company”), announced today the closing of its offering of $150 million aggregate principal amount of 6.50% Convertible Senior Notes due 2013 (the “Convertible Notes”), and that it accepted and paid for the 9 1/8% Senior Notes due 2009 (the “9 1/8% Notes”) validly tendered and not withdrawn as of August 18, 2008 (the “Early Acceptance Date”) pursuant to the tender offer and consent solicitation commenced June 20, 2008. The Company has granted the underwriters an option to purchase $22.5 million aggregate principal amount of Convertible Notes, within 30 days of the initial issuance of the Convertible Notes, to cover over-allotments.
The net proceeds to the Company from the sale of the Convertible Notes were approximately $145.4 million. The Company used the net proceeds from the sale of the Convertible Notes and available cash, including borrowings under the Company’s revolving credit facility, to purchase the 9 1/8% Notes tendered and accepted in the tender offer and consent solicitation, to pay accrued and unpaid interest on all such indebtedness, and to pay all premiums and transaction expenses associated therewith.
The Convertible Notes are convertible, at the holder’s option under certain circumstances, using a net share settlement process, into a combination of cash and, if applicable, shares of the Company’s common stock. The initial base conversion rate for the Convertible Notes is 30.9253 shares of the Company’s common stock per $1,000 principal amount of Convertible Notes (or an initial conversion price of approximately $32.34 per share of common stock), subject to adjustment upon the occurrence of certain events. In addition, if the price of the Company’s common stock exceeds the base conversion price during the settlement averaging period applicable to a conversion, holders who convert will receive up to an additional 18.5552 shares of the Company’s common stock per $1,000 principal amount of Convertible Notes, as determined pursuant to a specified formula. The initial base conversion price represents a premium of approximately 60% based on the closing sale price of $20.21 per share of the Company’s common stock on August 13, 2008. The Convertible Notes may not be redeemed by the Company. Holders of the Convertible Notes may require the Company to repurchase their Convertible Notes at a purchase price equal to the principal amount, plus accrued and unpaid interest, if any, if the Company is involved in certain types of corporate transactions that constitute a fundamental change, as defined by the terms of the Convertible Notes.
A total of $198,987,000, or approximately 99.494% of the aggregate principal amount of the 9 1/8% Notes, were validly tendered and not withdrawn prior to the Early Acceptance Date. The tender offer and consent solicitation is scheduled to expire at 5:00 p.m., New York City time, on August 26, 2008 (the “Expiration Date”). The final settlement with respect to the 9 1/8% Notes validly tendered and not withdrawn after the Early Acceptance Date and prior to the Expiration Date will be made promptly following the Expiration Date. The Company has called any remaining 9 1/8% Notes that are not tendered and purchased in the tender offer and consent solicitation for redemption on September 18, 2008 pursuant to the terms of the 9 1/8% Notes.
The Company received valid tenders and a sufficient number of consents to adopt the proposed amendments to the indenture governing the 9 1/8% Notes. Such amendments were adopted on August 19, 2008 pursuant to a supplemental indenture entered into with the 9 1/8% Notes trustee. The amendments to the indenture have eliminated certain restrictive covenants, events of default, conditions to legal and covenant defeasance and related provisions with respect to the 9 1/8% Notes.
Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. acted as joint bookrunning managers for the Convertible Notes offering. A copy of the prospectus supplement and related base prospectus relating to this offering may be obtained on the Securities and Exchange Commission website at www.sec.gov. Alternatively, you may request copies of the prospectus supplement and related base prospectus from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York 10010, Tel: +1 (800) 221-1037.
The Company retained Credit Suisse Securities (USA) LLC to serve as dealer manager for the tender offer and consent solicitation. Morrow & Co. served as the information agent for the tender offer and consent solicitation. The Bank of New York Mellon Trust Company, N.A. served as the depositary for the tender offer and consent solicitation.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Ferro Corporation
Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.
Headquartered in Cleveland, Ohio, the Company has approximately 6,300 employees globally and reported 2007 sales of $2.2 billion.
Cautionary Note on Forward-Looking Statements
Certain statements in this Ferro press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:
•	Our ability to complete the offering of the notes and close the tender offer and consent solicitation are subject to customary closing conditions, as well as general economic conditions and volatility of the capital markets.

•	We depend on reliable sources of energy and raw materials, including petroleum-based materials and other supplies, at a reasonable cost, but availability of such materials and supplies could be interrupted and/or the prices charged for them could escalate.

•	The markets in which we participate are highly competitive and subject to intense price competition.

•	We are striving to improve operating margins through sales growth, price increases, productivity gains, improved purchasing techniques and restructuring activities, but we may not be successful in achieving the desired improvements.

•	Our products are sold into industries where demand is unpredictable, cyclical or heavily influenced by consumer spending.

•	The global scope of our operations exposes us to risks related to currency conversion rates and changing economic, social and political conditions around the world.

•	We have a growing presence in the Asia-Pacific region where it can be difficult for a U.S.-based company to compete lawfully with local competitors.

•	Regulatory authorities in the U.S., European Union and elsewhere are taking a much more aggressive approach to regulating hazardous materials and those regulations could affect our sales and operating profits.

•	Our operations are subject to operating hazards and, as a result, to stringent environmental, health and safety regulations and compliance with those regulations could require us to make significant investments.

•	We depend on external financial resources and any interruption in access to capital markets or borrowings could adversely affect our financial condition.

•	Interest rates on some of our external borrowings are variable, and our borrowing costs could be affected adversely by interest rate increases.

•	Many of our assets are encumbered by liens that have been granted to lenders, and those liens affect our flexibility in making timely dispositions of property and businesses.

•	We are subject to a number of restrictive covenants in our credit facilities, and those covenants could affect our flexibility in funding strategic initiatives.

•	We have significant deferred tax assets, and our ability to utilize these assets will depend on our future performance.

•	We are a defendant in several lawsuits that could have an adverse effect on our financial condition and/or financial performance, unless they are successfully resolved.

•	Our businesses depend on a continuous stream of new products, and failure to introduce new products could affect our sales and profitability.

•	We are subject to stringent labor and employment laws in certain jurisdictions in which we operate and party to various collective bargaining arrangements, and our relationship with our employees could deteriorate, which could adversely impact our operations.

•	Employee benefit costs, especially post-retirement costs, constitute a significant element of our annual expenses, and funding these costs could adversely affect our financial condition.

•	Our restructuring initiatives may not provide sufficient cost savings to justify their expense.

•	We are exposed to intangible asset risk.

•	We have in the past identified material weaknesses in our internal controls, and the identification of any material weaknesses in the future could affect our ability to ensure timely and reliable financial reports.

•	We are exposed to risks associated with acts of God, terrorists and others, as well as fires, explosions, wars, riots, accidents, embargoes, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond our control.
Additional information regarding these risk factors can be found in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2008 and other filings with the SEC.
The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.
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INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com
MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com